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                                                                     Exhibit 3.1

     RESOLVED, that the Articles of Incorporation be amended by changing the FIRST article thereof so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is: Commonwealth Telephone Enterprises, Inc.